TherapeuticsMD, Inc. 10-K

Exhibit 21.1

Subsidiaries of the Company

Name	State or Jurisdiction of Incorporation or Organization
VitaMedMD, LLC	Delaware
BocagreenMD, Inc.	Nevada
VitaCare Prescription Services, Inc.	Florida

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